San Lotus Holding Inc.

3F B302C, No. 185 Kewang Road

Longtan Township, Taoyuan County 325

Taiwan (R.O.C.)

January 18, 2013

USA XO Tours Inc.

Attn: Ms. Chen Tseng Chih Ying, CEO

9368 Valley Blvd., #103

Rosemead, CA 91770

USA

Re: Acquisition of USA XO Tours Letter of Intent

Dear Ms. Chen:

This non-binding letter of intent (the “LOI”) sets forth our understanding of the mutual intentions of the below parties regarding the proposed acquisition of USA XO Tours Inc., a California corporation (“XO”), by San Lotus Holding Inc., a Nevada corporation (“San Lotus”) (San Lotus and XO may be referred to hereinafter individually as a “Party” and collectively as the “Parties”).

1. Transaction Structure. San Lotus is a Securities and Exchange Commission reporting company that is in the process of applying to be traded on the over-the-counter bulletin board. The planned acquisition will be accomplished by San Lotus acquiring a 100 percent ownership interest in XO (the “Acquisition”) from XO’s shareholders, thereby making XO a wholly owned subsidiary of San Lotus, in accordance with the terms of an executed definitive stock purchase agreement (the “Stock Purchase Agreement”) to be negotiated by the Parties. The Parties will jointly determine the optimum tax structure for the transaction in order to best satisfy tax planning, regulatory and other considerations.

2. Transaction Closing.  The Parties shall use their commercially best efforts to close the Acquisition (the “Closing”) within 180 days of execution by both Parties executing the LOI. Should the Parties be unable to close the transaction within that time period, the Closing may be extended based upon renegotiation of the timeline by the Parties.

3. Definitive Agreements.  The Parties shall commence preparation of the Stock Purchase Agreement and any other necessary documents (together, the “Definitive Agreements”) that will define the terms and other commitments contemplated by the parties. The Definitive Agreements will contain the general provisions outlined above in addition to the usual and customary representations and warranties, covenants, conditions, and indemnifications for a transaction of this kind, including, but not limited to, tax and securities filings, and state and local corporate filings.

4. Due Diligence.  For a period of 180 days following execution of this LOI (the “Due Diligence Period”), the Parties must comply with all reasonable requests to review relevant information concerning themselves and any business entities they are affiliated with, insofar as such requests are reasonably related to the completion of the Acquisition. Upon the execution of this LOI by all Parties, and subsequent request to or by a Party, the Parties shall mutually exchange the following:

·	all Financial Statements;
·	history of financings and related documents;
·	all employment contracts and consulting agreements;
·	a list of all officers, key employees, directors, and advisors, with related bios;
·	a list and description of all assets;
·	a list of all known liabilities and claims;
·	a list of all licenses and certifications;
·	Certificate of Incorporation (with any amendments thereto);
·	all board minutes;
·	bylaws (with any amendments thereto); and
·	current shareholder list.

5. Audit Requirement. As a condition to entering into the Stock Purchase Agreement, XO shall provide San Lotus with (i) fully audited financial statements and accounts and (ii) demonstrate that the accounting procedures in place at XO are in full conformity with the expectations and requirements of San Lotus. Should either the audit report or the accounting procedures or both fail to meet the expectations and requirements of San Lotus, San Lotus shall be under no obligation to proceed with the Acquisition.

6. Transaction Document Expenses.  Each Party shall be solely responsible for all fees and expenses of the Parties’ agents, advisors, attorneys and accountants with respect to the negotiation of this LOI, the negotiation and drafting of the Definitive Agreements and, if the Definitive Agreements are executed, the closing of the Transaction.

7. No Shop.  Until the closing of the Acquisition, or termination of negotiations related to the Acquisition, XO may not enter into any transaction or agreement related to the sale of XO, or any of its assets, or otherwise encumber or enter into an agreement that would encumber any of the foregoing, or enter into any agreement outside of the ordinary course of business or that would otherwise hinder the Parties’ rights or intentions under this LOI.

8. Confidentiality, Non-Disclosure and Subsequent Public Announcement. Neither Party shall disclose to any other person (other than such party’s employees, representatives and agents who are bound by confidentiality agreements or other confidentiality obligations) the terms or conditions hereof or the fact that the Acquisition is being contemplated by the Parties. Following the execution of this LOI, San Lotus shall release a Form 8-K with the Securities and Exchange Commission and a related press release regarding the LOI and the proposed Acquisition. With the exception of the Form 8-K and press release described in this section, the Parties agree not to issue any further press releases or make any further public announcement regarding the Acquisition prior to the Closing without prior written mutual consent of all Parties, except where a public announcement is otherwise required by law. In addition, each of the Parties hereto shall keep confidential each of the provision of this LOI and the agreements referenced or contemplated herein and all information each party obtains regarding the other party (collectively, the “Confidential Information”), except if (a) the information is already a matter of public record or knowledge; (b) the information may be necessary to a Party’s financial or legal advisor(s) (subject to such party agreeing to be bound to the non-disclosure covenants contained in this paragraph); or (c) such disclosure is required by law. This covenant regarding Confidential Information shall indefinitely survive the termination of this LOI or any Definitive Agreements.

9. Acknowledgments and Assent. The Parties acknowledge that they were advised to consult with an independent attorney prior to signing this LOI and that they have in fact consulted with counsel of their own choosing prior to executing this LOI. The Parties agree that they have read this LOI and understand the content herein and freely and voluntarily assent to all of the terms herein.

10. Entire Agreement; Amendment; Counterparts. This LOI represents the entire understanding of the Parties with respect to the terms of San Lotus’s proposed acquisition of XO and supersedes all prior and/or contemporaneous agreements, representations and understandings, whether written or oral. This LOI may only be amended, modified or extended by a written agreement signed by both Parties hereto. This LOI may not be assigned without the other Party’s written consent. This LOI may be signed in two or more counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts will constitute one and the same agreement.

We trust that these terms accurately reflect our understanding. If there are any questions or comments regarding the same, please feel to contact me at your convenience. Otherwise kindly execute this LOI acknowledging your agreement to the terms outlined above.

Agreed and accepted by:

San Lotus Holding, Inc. a Nevada corporation By: /s/ Chen Tseng Chih Ying Name: Chen Tseng Chih Ying Title: Chief Executive Officer	USA XO Tours Inc. a California corporation By: /s/ Chen Tseng Chih Ying Name: Chen Tseng Chih Ying Title: Chief Executive Officer